EX-99.i.1

April 29, 2005

Coudert Brothers LLP
1114 Avenue of the Americas
New York, New York 10036

Re: GAM Funds, Inc.

Ladies and Gentlemen:

      We have acted as special Maryland counsel to GAM Funds, Inc., a Maryland corporation (the “Fund”), in connection with the Fund’s filing of its Post-Effective Amendment No. 43 to its Registration Statement on Form N-1A, 33 Act File No. 2-92136; 1940 Act Registration No. 811-4062 (the “Registration Statement”), and the Fund’s future issuance of shares of the various portfolio classes and subclasses that it offers as set forth on Schedule 1 hereto (each such portfolio class or subclass a “Class” and, collectively, the “Shares”).

      We have reviewed the Fund’s Charter and Bylaws. We have examined the Prospectus and Statement of Additional Information (the “SAI”) included in the Registration Statement, substantially in the form in which it is to become effective (the Prospectus and the SAI, collectively the “Prospectus”). We have further examined and relied on a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Fund is duly incorporated and existing under the laws of the State of Maryland and in good standing and duly authorized to transact business in the State of Maryland.

      We have also examined and relied on such corporate records of the Fund and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

Coudert Brothers LLP
April 29, 2005

      Based on such examination, we are of the opinion that the Shares to be offered for sale pursuant to the Prospectus are, to the extent of the respective number of Shares of each Class authorized to be issued by the Fund in its Charter, duly authorized and, when sold, issued and paid for at their respective net asset values as contemplated in the Prospectus, will have been validly and legally issued and will be fully paid and nonassessable under the laws of the State of Maryland.

      This letter expresses our opinion with respect to Maryland law. However, it does not extend to the securities or “blue sky” laws of Maryland. We express no opinion with respect to federal securities laws or other laws of the United States, nor to the laws of any other jurisdiction.

      You may rely on this opinion in rendering your opinion to the Fund that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement. We do not thereby admit that we are “experts” as that term is used in the Securities Act of 1933 and the regulations thereunder. This opinion may not be relied on by any other person or for any other purpose without our prior written consent.

      This opinion is rendered as of the date hereof. We assume no obligation to supplement or update this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after the date hereof. This opinion is limited to the matters specifically set forth herein, and no other opinion shall be inferred beyond the matters expressly stated.

Very truly yours,

/s/ Venable LLP

SCHEDULE 1

GAM International Equity
GAM Asia-Pacific Equity
GAM European Equity
GAM American Focus Equity
GAMerica
GAM Gabelli Long/Short

The GAM International Equity, GAM Gabelli Long/Short and GAMerica portfolios offer Class A, Class B and Class C Shares. The GAM American Focus Equity and GAM Asia-Pacific Equity portfolios offer Class A and B Shares. The GAM European Equity portfolio offers Class A Shares. Class B Shares offered by the indicated above Funds include Sub-Classes B-0, B-1, B-2, B-3 and B-4 Shares.